Exhibit 99.1

           J & J Snack Foods Corp. Announces Two for One Stock Split
                         and Increase in Cash Dividend


     PENNSAUKEN, N.J.--(BUSINESS WIRE)--Nov. 22, 2005--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that its Board of Directors has declared a two for one stock split per share of its common stock to be distributed January 5, 2006 to shareholders of record as of the close of business on December 15, 2005.
     The Board also declared a cash dividend of $.075/share payable January 5, 2006 to shareholders of record as of the close of business on December 15, 2005. The payment will be made on shares after the two for one stock split has been effected. The cash dividend of $.075/share represents a 20% increase from the previous quarterly dividend rate of $.0625/share adjusted for the two for one stock split.
     As of November 21, 2005, the Company had 9,143,801 shares outstanding.

     J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

     *MINUTE MAID is a registered trademark of The Coca-Cola Company. **BARQ'S is a registered trademark of Barq's Inc.
     ***CHILL is a registered trademark of Wells Dairy, Inc.


     CONTACT: J & J Snack Foods Corp.
              Dennis G. Moore, 856-665-9533